MASTER SERVICES AGREEMENT

This Master Services Agreement (this "Agreement") is entered into this 3rd day of January, 2022, by and between IACX Energy LLC, a Delaware limited liability company ("Contractor"), and Proton Green LLC, a Wyoming limited liability company ("Customer"). Contractor and Customer may be referred to herein each as a "Party" and collectively as the "Parties".

W I T N E S S E T H:

WHEREAS, Contractor is in the business of removing and purifying helium from gas streams; and

WHEREAS, Customer desires to retain Contractor to remove and purify helium gas from gas streams owned, controlled or operated by Customer, as more fully set forth herein;

NOW, THEREFORE, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.0 SERVICES

(a) Contractor agrees to provide certain helium removal and purification services to Customer in accordance with the terms and subject to the conditions of this Agreement (the "Services"). The Services shall consist of processing by Contractor of Customer's feed gas (the "Feed") using Contractor's pressure swing adsorption process and equipment (the "PSA") to be operated by Contractor, (the PSA, together with any other equipment, tools or property owned or provided by Contractor and used to provide the Services, shall be referred to as the "Equipment"), so as to provide Customer from such Feed the product gas conforming to the specifications set forth in Box 1(a)(1) of the relevant **Schedule A** attached hereto (the "Product"). Contractor will determine the appropriate Equipment to be used to provide the Services, with such Equipment having the minimum inlet capacity as set forth in Box 1(a)(2) of such **Schedule A** (the "Capacity").

(b) In connection with the provision of Services under a **Schedule A**, Customer and Contractor each agree to provide the related equipment and services set forth in Box 1(b) of such **Schedule A**.

(c) The Parties acknowledge and agree that the Services may be revised, and that Customer may require from Contractor other Services from time to time. The agreement of the Parties with respect to any change in the Services or additional Services to be provided hereunder, shall be evidenced by the execution and delivery by the Parties of a new **Schedule A**, each of which shall thereupon become a part of this Agreement and shall, to the extent specifically set forth in such **Schedule A**, modify or replace any other **Schedule A** previously executed by the Parties hereto. Any Services described in a **Schedule A** shall be part of the "Services" as such term is used herein. The Parties acknowledge and agree that this Agreement may require, at any particular time, more than one **Schedule A** to encompass the operations between the Parties.

2.0 TERM; COMMENCEMENT OF SERVICES

(a) The term of this Agreement shall begin on the date hereof, and, except as otherwise provided herein, shall continue until the expiration or termination of the last **Schedule A** that remains effective under this Agreement. The term of this Agreement is referred to herein as the "Term".

(b) The term during which any Services will be performed hereunder shall be set forth in Box 2(b) of the relevant **Schedule A** (the "Initial Schedule Term"). Upon expiration of the Initial Schedule Term, and subject to the provisions of the following paragraph, the term during which such Services are to be provided shall automatically continue on a month-to-month basis until terminated by any party upon at least ninety (90) days advance written notice. The term of such a **Schedule A**, as the same may be extended, is referred to herein as the "Schedule Term".

(c) Notwithstanding the foregoing, subject to any special termination provisions set forth in Box 2(c) of the relevant **Schedule A**, such **Schedule A** may be terminated

(i) by either party upon expiration of the Initial Schedule Term specified in such **Schedule A**, or at any time thereafter, so long as in each case at least ninety (90) days prior notice is provided by the terminating party to the other party.

(d) Contractor shall commence providing the Services required under any **Schedule A** on or about the Commencement Date set forth in Box 2(d) of such **Schedule A**, subject to (1) timely payment by Customer of any Service Fees, as set forth below, (2) timely provision by Customer to Contractor of (a) reasonable access to the relevant Site (as defined herein) and (b) the assistance and equipment set forth in Box 1(b) of **Schedule A** relating to the preparation of the relevant Site and the installation of the Equipment, and (3) the effect of any Force Majeure (as defined herein).

3.0 SERVICE FEES; MINIMUM SERVICE LEVELS; ADJUSTMENT

(a) Each **Schedule A** shall set forth in Box 3(a) thereof the amount and payment schedule of the service fees and any other charges to be paid by Customer for the Services required under such **Schedule A** during the Schedule Term described therein (collectively, together with any other fees or charges described in this Agreement to be paid by Customer to Contractor, "Service Fees").

(b) If Customer fails to pay any Service Fees when due in accordance with the relevant **Schedule A**, such unpaid amounts shall accrue interest from the due date thereof until the date of payment at 10% per annum (or the maximum rate of interest that may be charged by Contractor to Customer under applicable law, in the event such rate of interest is less than 10% per annum). Such interest shall be paid by Customer to Contractor. In addition, if any Service Fees are not paid within ten (10) days after the same are due and payable, Contractor shall have the right, in its sole discretion, to take any or all of the following actions: suspend all or any part of the Services, terminate this Agreement or any **Schedule A**, remove any part of the Equipment from a Site at the cost of Customer, take any other actions permitted under this Agreement in the event of a default by Customer, and/or pursue any other remedy that may be available to Contractor at law or equity. Should Contractor elect to remove Equipment from a Site, Customer hereby waives any and all

claims for damages occasioned by the same. Any suspension of Services due to lack of payment by Customer under Section 3.0(b) shall not entitle Customer to any Credits, as defined below.

Uptime

(c) The Parties may agree to a minimum "Monthly Service Requirement" (or "MSR") with regard to any Services, which shall be set forth in Box 3(c) of the relevant **Schedule A**. With regard to any **Schedule A**, the actual MSR provided by Contractor for each PSA in connection with the Services provided under such **Schedule A** shall be calculated as follows:

MSR = (A - B) ÷ (A - 8)

Where:

A	=	24 times the number of days in the relevant month.
B	=	Total number of hours during the relevant month when the PSA is not in service to process any Feed ("Downtime"); as defined herein, Downtime shall not include, however, any hours due to fault of Customer or Customer's operations, including, but not limited to, Customer's failure to comply with Section 1.0(b) or Article 5.0.
8	=	Number of hours during each month allocated to maintenance of a PSA.

(d) To the extent Contractor is providing more than one PSA as part of the Services under any **Schedule A:**

i. the above MSR calculation shall be made each month for each PSA comprising part of the Equipment based on its proportional share of the Capacity set forth in the relevant **Schedule A**; and

ii. Notwithstanding the foregoing, during Downtime experienced by one PSA comprising part of the Equipment, where the remaining PSA unit(s) comprising part of the Equipment is/are capable of achieving the Capacity, no adjustment shall be made to the calculated actual MSR.

(e) For any month when the actual MSR for a PSA provided as part of the Services under a **Schedule A** is less than the minimum MSR, *and* Contractor is not able to achieve the Capacity set forth in such **Schedule A** pursuant to Section 3.0(d)(ii) above, the monthly component of the Service Fees attributable to such PSA (the "Down PSA") and payable under such **Schedule A** shall be adjusted by an "Availability Factor", which shall be determined by dividing (1) the actual MSR for such month by (2) the minimum MSR set forth in such **Schedule A**. The monthly component of the Service Fees attributable to the Down PSA shall be adjusted by multiplying such monthly component by the Availability Factor. Notwithstanding the foregoing, there shall be no Service Fee adjustment with respect to any MSR during (i) the first thirty (30) days after (A) initial

commissioning of the Equipment (or relocation of the Equipment, if applicable) or (B) any material modification or alteration of the Equipment resulting from changes in the composition of the Feed.

For the purposes of this Agreement, the sum of (A) the product of multiplying (x) the monthly component of the Service Fees payable under a **Schedule A** for a Down PSA by (y) the Availability Factor adjusted for the applicable days as described above in Section 3.0(e) and (B) the remaining monthly component of the Service Fee (if more than one PSA is being provided as part of the Services), shall be referred to as the "Net Monthly Service Fee".

Plant Capacity

(f) For any month when the Equipment is unable to accept Customer's Feed at a rate equal to or greater than ninety percent (90%) of the Capacity, and such inability is not due to fault of Customer or Customer's operations, including, but not limited to, Customer's failure to comply with Section 1.0(b) or Article 5.0, Customer shall be entitled to a credit (the "Capacity Credit") to the monthly component of the Service Fees, with such Capacity Credit being calculated as follows:

Capacity Credit = MSF x Capacity Factor x 0.50

Where:

MSF = the lesser of (i) the monthly component of the Service Fees payable under the relevant **Schedule A** or (ii) the Net Monthly Service Fee (if applicable for the month in which Customer is eligible for a Capacity Credit).

Capacity Factor = 1 – (A ÷ C)

And where,

A = total Feed volume, expressed in MMSCF, received at the inlet of the Equipment during a month for the applicable operating days as described in Section 3.0(e), divided by the number of applicable days in such month.

C = Capacity set forth in Box 1(a)(2) of the relevant **Schedule A.**

(g) Any credits or adjustments to the Service Fees made pursuant to this Article 3.0 (the "Credits") shall be applied to the Service Fees owed to Contractor for the billing period following the month for which such Credits are calculated. The Credits shall be the sole remedy of Customer for the failure of the Equipment to meet or exceed the minimum performance standards set forth in a **Schedule A**, regardless of the cause or causes thereof, and in no event shall Contractor be liable to Customer for any consequential or indirect losses or damages (such as lost profits or customers) as a result thereof.

(h) If Contractor is responsible for the mobilization of the Equipment to a Site pursuant to a **Schedule A**, Customer shall pay Contractor as part of the Service Fees the mobilization fee set forth in such **Schedule A** (the "Mobilization Fee"). Customer shall also pay Contractor as part of the Service Fees the demobilization fee set forth in the relevant **Schedule A** (the "Demobilization Fee") unless otherwise provided in the **Schedule A**. Unless otherwise provided

in a **Schedule A**, the Mobilization Fee shall be due and payable in full within fifteen (15) days of the execution of any **Schedule A** and the Demobilization Fees shall be due and payable in full no later than ninety (90) days prior to the expiration of the Initial Schedule Term under such **Schedule A**.

(i) All payments by Customer of Service Fees shall be made in United States Dollars in immediately available funds at the office of Contractor set forth below, or at such other place as Contractor may designate to Customer in writing.

(j) Customer agrees that all Service Fees payable hereunder shall not be subject to abatement, reduction or set off of any nature, including any arising out of any present or future claim against Contractor or any of its assignees, other than the adjustments and credits provided for in this Article 3.0.

4.0 TAXES

Customer shall be liable for and shall pay when due (or reimburse Contractor for when paid by Contractor) any and all taxes imposed on, and directly related to, the Services or the payment of Service Fees (including, without limitation, sales taxes, use taxes, value added taxes and gross receipts taxes, other than taxes on or measured by the net income of Contractor, for which Contractor shall be responsible. Contractor shall be responsible for any property or ad valorem tax assessed on any Equipment at the Site.

5.0 OBLIGATIONS OF CUSTOMER

(a) In addition to the other obligations of Customer set forth herein, Customer agrees that during the term of this Agreement it shall:

i. Provide a secure site where the Equipment is to be located as set forth in Box 5(a)(i) of a **Schedule A** (the "Site"), which shall be adequate in size and capable of properly setting up, installing, operating and maintaining the Equipment.

ii. Provide Contractor (which, for purposes of this Article 5.0, shall include any employee, agent or subcontractor of Contractor) with authorized access to each Site and to the Equipment. Such access shall be sufficient to enable Contractor to efficiently and effectively mobilize and demobilize the PSA and related Equipment to and from the Site at any time, and perform the Services on the Site required under the relevant **Schedule A**, including the operation and maintenance of the Equipment, at all times during the relevant Schedule Term. Customer will notify Contractor of any conditions at a Site that may hinder Contractor's access to the Site or the Equipment, or that may make the Site unsafe. Customer shall maintain each Site, and all access roads providing ingress and egress to the Site in a condition that will enable Contractor to freely access the Site in ordinarily equipped tractor trailer combinations of sufficient size to mobilize the Equipment to and from the Site.

iii. Provide the Feed at reasonably consistent flow rates with reasonably consistent composition.

iv. Provide the Feed free and clear of any and all free liquids, including but not limited to liquid hydrocarbons and water.

v. Provide the Feed in accordance with the specifications set forth in Box 5(a)(vi) in the relevant **Schedule A** (the "Feed Gas Specifications").

(b) In Contractor's sole discretion, Contractor reserves the right to refuse delivery of Feed provided by Customer that does not meet the Feed Gas Specifications stated in the relevant **Schedule A**.

(c) Any damage to Contractor's Equipment caused by the failure of any of the Customer obligations herein shall be the sole financial responsibility of Customer.

(d) Should Contractor exercise its right to refuse Feed under this Article 5.0:

i. Customer shall not be relieved of its obligation to pay Contractor any Service Fees it may be owed pursuant to a **Schedule A.**

ii. Such refusal of Feed shall not entitle Customer to any Credits to any Service Fees pursuant to Article 3.0 above.

6.0 TITLE TO EQUIPMENT

(a) Customer acknowledges and agrees that the Equipment is, and at all times shall remain, the property of Contractor or such third party that is providing the Equipment to Contractor under an agreement permitting Contractor to use the Equipment to provide the Services. It is the intention of the Parties that the PSA and any other Equipment shall be deemed personal property and not a fixture, even though it may be attached in some manner to realty.

(b) Customer shall not remove any Equipment from a Site without the prior written consent of Contractor, or unless such removal is required in order to save the Equipment or any person from damage or injury.

(c) Customer, through its direct action or inaction, will not suffer, nor permit to be continued, any lien or encumbrance incurred by Customer or its agents on the Equipment, and will not sell, assign, transfer, lease, sublet or loan any Equipment, or agree to any of the foregoing (each an "Encumbrance"). Customer, at its own expense, will take such action as may be necessary to remove and protect the Equipment from any Encumbrance.

(d) Customer will not alter the Equipment or the installation thereof without the prior written consent of Contractor.

7.0 COMPLIANCE WITH LAWS AND LEGAL REQUIREMENTS

(a) Contractor shall provide Customer such information regarding the Equipment and the Services as is necessary to obtain and maintain all licenses and permits required in relation to the Services.

(b) Contractor shall at all times comply with all applicable laws relating to the provisions of the Services at the Site.

(c) Customer shall at all times comply with all applicable laws relating to its operations at the Site.

(d) Customer shall obtain licenses or permits if required under applicable law to operate the Equipment (including but not limited to any licenses or permits necessary in connection with (1) operating any part of the Equipment or PSA, (2) vent gas from the PSA, (3) glycol emissions from any dehydration unit, if applicable, forming a part of the Equipment, (4) any recovery of natural gas liquids, if applicable or (5) emissions from any compression unit forming a part of the Equipment).

8.0 DEFAULT

(a) If any of the following should occur, Customer shall be considered to be in default under this Agreement:

(i) Customer fails to make any payment of Service Fees when due;

(ii) Customer becomes insolvent, or becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency or assignment for the benefit of creditors, which proceeding is not dismissed within forty-five (45) days after filing;

(iii) An order, judgment, or decree is entered against Customer which continues to be unpaid or unsatisfied and in effect for any period of sixty (60) consecutive days without a stay of execution, or any execution or writ or process is issued in connection with any action or proceeding against Customer, whereby any Equipment may be taken or restrained.

(iv) Customer fails to comply in any material respect with its material obligations under this Agreement, except where Customer has notified Contractor of a bona fide dispute in the invoice for the Service Fees owed to Contractor.

(v) The placing of a lien or embargo of any type against the Equipment or PSA.

(b) In the event of a default as set forth above, Customer shall have ten (10) days to cure such default.

(c) If Customer has not cured a default as set forth above Contractor may, by written notice to Customer:

(i) Proceed by appropriate legal action to enforce performance by Customer of the applicable obligation or to recover damages for the breach thereof;

(ii) Suspend all or any part of the Services, which suspension shall not entitle Customer to any Credits to the Service Fees pursuant to Article 3.0;

(iii) Terminate this Agreement or any **Schedule A** without necessity of process or other legal action, stop the operation of any or all of the Equipment and/or remove any or all of the Equipment, disconnecting and separating said Equipment from any other property and using all force necessary and permitted by applicable law, without Contractor incurring any liability to Customer, accelerate all amounts to be paid pursuant to the Agreement by Customer during the relevant Schedule Term of the Agreement, so that such amounts are to be due and payable as of such termination date and retain any portion of the Service Fees previously paid by Customer as liquidated damages and not as a penalty; and/or

(iv) Take any and all such other actions as may be legally available to Contractor.

9.0 INDEMNIFICATION

(a) For purposes of this Agreement, the following definitions shall apply:

(i) "Contractor Group" means Contractor and its parent, subsidiary and other affiliated companies, and its and their respective owners, officers, directors, employees, agents, consultants, contractors and invitees.

(ii) "Customer Group" means Customer and its parent, subsidiary and other affiliated companies, and its and their respective owners, officers, directors, employees, agents, consultants, contractors (other than Contractor and its contractors), joint venturers, joint operators, co-lessees, co-owners, working interest owners and invitees.

(iii) "Claims" means all claims, demands, causes of action, liabilities, damages, judgments, fines, penalties, losses, costs and expenses (including, without limitation, attorneys' fees, investigative fees and costs of litigation) of any kind or character arising out of, or related to, the performance of or subject matter of this Agreement, including, without limitation, those relating to loss or damage of property, or personal or bodily injury, sickness, disease or death.

(b) EACH PARTY AGREES TO PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY, ITS AFFILIATES, SUBSIDIARIES, AND THEIR RESPECTIVE DIRECTORS, STOCKHOLDERS, OFFICERS, EMPLOYEES, SUCCESSORS, TRANSFEREES AND ASSIGNS (THE "INDEMNIFIED PARTIES") AGAINST ANY AND ALL CLAIMS, SUITS, LIABILITIES, COST, AND EXPENSE ON ACCOUNT OF INJURY OR DEATH OF PERSONS, DAMAGE TO PROPERTY OR ENVIRONMENTAL DEGRADATION, WITHOUT LIMIT, RESULTING FROM, ARISING FROM, OR GROWING OUT OF THE INDEMIFYING PARTY'S INSTALLATION, OPERATION, AND MAINTENANCE OF ANY EQUIPMENT, FACILITIES, APPURTENANCES OR PROPERTY; OR NEGLIGENT ACTS OR OMISSIONS OF THE INDEMNIFYING PARTY IN THE POSSESSION AND HANDLING OF GAS (AND ANY CONSTITUENTS THEREOF INCLUDING BUT NOT LIMITED TO HELIUM AND HYDROGEN), NGLs OR CONDENSATE WHICH OCCUR

WHILE SAME IS IN THE POSSESSION AND CONTROL OF THE INDEMNIFYING PARTY, REGARDLESS OF THE CAUSE OR CAUSES THEREOF, OR BREACH OF THIS AGREEMENT. HOWEVER, NEITHER PARTY TO THIS AGREEMENT SHALL BE INDEMNIFIED FOR ITS OWN WILLFUL MISCONDUCT. THE ABOVE INDEMNITY OBLIGATIONS SHALL SURVIVE THE COMPLETION OF THE TERMINIATION OF THIS AGREEMENT.

(c) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY'S GROUP FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES RELATED TO THIS AGREEMENT OR THE CONTRACTOR'S OPERATIONS AT ANY SITE OR ANY CONTRACTOR'S EQUIPMENT, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR BUSINESS OPPORTUNITY.

10.0 INSURANCE

(a) At all times during the Term of this Agreement, each party shall maintain at its own cost with reputable insurance carriers the minimum insurance coverages specified in **Schedule B** attached hereto. All deductibles and retention amounts shall be the responsibility of the insured party.

(b) Each party hereto agrees that all such insurance coverages carried by it shall, to the extent of the liabilities and indemnity obligations expressly assumed by such party under this Agreement (i) be primary to the other party's insurance, (ii) name the other party and its Group as additional insureds, as applicable, and (iii) be endorsed to waive subrogation against the other party and its Group.

(c) Upon request, each party shall furnish certificates of insurance evidencing the required minimum coverages specifying that no insurance shall be canceled or materially changed during the Term of this Agreement without thirty (30) days prior written notice to the other party.

(d) The types and amounts of insurance required herein shall in no way limit or expand either party's obligations set forth in this Agreement (unless otherwise limited under applicable law).

11.0 ASSIGNMENT

(a) This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the respective Parties; *provided, however*, that no assignment of the Agreement shall be made by a party without the prior written consent of the other party, which consent will not be unreasonably withheld, except consent will not be required for (i) assignment by either party to its affiliate; (ii) assignment by either party to any entity which is a successor to the assigning party either by merger or consolidation; (iii) assignment by either party to a purchaser of all or

substantially all of the assigning party's assets or (iv) assignment in accordance with Section 11.0(b).

(b) Either party may, without the other party's prior consent, make a collateral assignment of all or part of its right, title and interest in this Agreement (including any **Schedule A** comprising part of this Agreement) in connection with any debt, equity or lease financing and the recipient(s) of such collateral assignment may further sub-assign all or any portion of their rights hereunder. Both parties agree that, upon receipt of written notice of such permitted assignment, it shall deliver all documents, data, notices and other communications required to be delivered to either party hereunder and to such permitted assignee(s) at such address as such persons shall designate to either party in writing.

12.0 WARRANTIES

Contractor agrees to provide the Services in a good and workmanlike manner using competent personnel and/or subcontractors. THERE ARE NO OTHER WARRANTIES WITH RESPECT TO THE SERVICES AND EQUIPMENT, WHETHER EXPRESS OR IMPLIED, UNLESS THEY APPEAR IN WRITING SIGNED BY A DULY AUTHORIZED REPRESENTATIVE OF CONTRACTOR. IF ANY WARRANTIES ARE IMPLIED BY APPLICABLE LAW AND CANNOT BE CONTRACTUALLY EXCLUDED, THE PARTIES AGREE THAT CONTRACTOR'S LIABILITY FOR A BREACH OF SUCH IMPLIED WARRANTY SHALL BE LIMITED, AT CONTRACTOR'S DISCRETION, TO THE SUPPLY OF REPLACEMENT SERVICES AT CONTRACTOR'S EXPENSE, BUT ONLY TO THE EXTENT RESULTING FROM CONTRACTOR'S BREACH OF SUCH IMPLIED WARRANTY.

13.0 JUDICIAL AMENDMENT; SEVERABILITY

If it is judicially determined that any of the provisions of this Agreement are unreasonable, illegal or offensive under applicable law (statute, common law or otherwise) and may not be enforced as herein agreed, the Parties agree that the provisions of this Agreement shall be interpreted to be limited to the narrowest extent necessary to comply with applicable law, and that this Agreement shall be deemed to be amended to the narrowest extent necessary to comply with those laws. Unless the purposes of this Agreement are frustrated, the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.0 FORCE MAJEURE

(a) Neither party hereto shall be considered in default in the performance of its obligations hereunder (other than its obligation to make any payment of money hereunder), or be liable in damages or otherwise for any failure or delay in performance which is due to a Force Majeure. "Force Majeure" means any (i) accident, act of God, fire, explosion, flood or other natural catastrophe; (ii) civil disturbance, riot or armed conflict whether declared or undeclared; (iii) strike, lockout, concerted act of workers or other industrial disturbance; (iv) sufferance of or voluntary compliance with an act of a governmental authority and government regulations (whether or not valid), or any other cause whether similar or dissimilar to any of the causes or

categories of causes described in clause (i) through (iv) above and which is beyond the reasonable control of the party claiming excuse hereunder. Force Majeure shall not include: (1) the non-availability or lack of funds or failure to pay money when due; (2) changes in market conditions, changes that directly or indirectly affect labor costs or changes that affect the cost of any party to perform its obligations under this Agreement, including the loss of customers, loss of market share or reduced demand; (3) curtailment, shortage, rationing or allocation of normal sources of supply of materials, transportation, energy or utilities; (4) failure by the contractors or subcontractors of the affected party to perform their contractual obligations, unless such non-performance is caused by a specific event that would constitute a Force Majeure; (5) machinery or equipment breakdown; (6) normal and seasonal weather delays reasonably expected to be incurred at the places where this Agreement is to be performed, provided that storms or weather events that either prevent normal transportation or would compromise the safety of person or property shall constitute a Force Majeure; (7) the inability of a party to obtain equipment, materials, supplies, permits, licenses or labor, unless such failure is itself caused by a specific event that would constitute a Force Majeure; (8) the inability of the wells supplying the Feed to produce economic quantities of gas, unless such non-performance is caused by a specific event that would constitute a Force Majeure or (9) maintenance, planned outages and repairs or alterations to facilities or equipment of the affected party.

(b) Either party affected by a Force Majeure shall, promptly upon learning of such event and ascertaining that it has or will affect its performance hereunder, give notice to the other party, stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect.

15.0 INDEPENDENT CONTRACTOR

Contractor is an independent contractor of Customer and neither Contractor nor anyone employed by Contractor shall be deemed for any purpose to be an employee, agent, partner, servant or representative of Customer.

16.0 MISCELLANEOUS

(a) The PSA is protected by United States patents and/or other intellectual property rights, which are exclusively licensed to or owned by Contractor. No conveyance or assignment of any intellectual property rights in or to the Equipment is intended by or shall result from this Agreement. Customer shall not attempt to reverse engineer the PSA and/or utilize any of Contractor's trade secrets or know-how related to the PSA. All technical information, operational information, trade secrets and know-how relating to the Equipment not in the public domain is the property of Contractor, and Customer shall keep all such information confidential. By disclosing information to Customer, Contractor does not grant to the Customer any express or implied right or license to Contractor's confidential information, including without limitation, any intellectual property, patents, patent application, copyrights, trademark, service mark, trade name, and trade secret information, and nothing in this Agreement shall be construed to grant any such direct or indirect license or interest in any of the confidential information.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the choice of laws or conflicts of laws provisions thereof.

(c) No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration or litigation between the Parties hereto, unless such waiver or modification is in writing, duly executed as aforesaid.

(d) This Agreement, including the Schedules hereto, contains the entire agreement and supersedes all prior agreements and understandings, oral or written, between Contractor and Customer with respect to the subject matter hereof. Subject to Section 1.0(c) above regarding any additional or replacement **Schedule A**, this Agreement may be changed only by an agreement in writing signed by all Parties hereto.

(e) Any notice required to be delivered hereunder shall be in writing and shall be delivered via hand delivery, mail or express delivery, electronic mail or facsimile (confirmed via telephone) to the following:

if to Contractor: IACX Energy LLC
5001 LBJ Freeway, Suite 300
Dallas, TX 75244
Attention: Jeremy Jordan
Telephone: (972) 960-3212
Facsimile: (972) 960-3215
Email: jeremyjordan@iacx.com

if to Customer: See Boxes A, B and C of the relevant **Schedule A**

or at such other address as shall be notified to the other party in compliance with this provision.

(f) Any failure of a party to enforce any of the above terms and conditions shall not prevent a subsequent enforcement by such party of any such term or condition or be deemed a waiver of any subsequent breach thereof.

(g) In case of conflict between provisions found in the main body of this Agreement and those listed in the Schedules hereto, the provisions found in the main body of this Agreement shall prevail, unless a Schedule specifically references a particular provision of the main body of this Agreement that is to be revised or amended by such Schedule.

(h) Contractor's rights and Customer's obligations under this Agreement shall remain in full force and effect until the later to occur of termination of this Agreement, demobilization of all the Equipment, or the time at which all amounts owed to Contractor hereunder have been paid in full. The waiver of consequential damages and limitation of liability set forth in Section 10.0 and all indemnities set forth in this Agreement shall survive the termination of this Agreement.

(i) Contractor and Customer agree that no rights or remedies referred to in Article 2A of the Uniform Commercial Code shall be conferred upon either Contractor or Customer unless expressly granted in this Agreement.

(j) The headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(k) This Agreement may be executed in counterparts, each of which shall be deemed to be an original (even if delivered via facsimile or email), but all of which together shall constitute one agreement binding on all Parties, notwithstanding that all the Parties are not signatories to the original or the same counterpart.

(l) The Parties may utilize Box 17(l) of any **Schedule A** to set forth any additional terms of this Agreement not otherwise encompassed.

(m) Each of the Parties and their respective officers, members, managers, directors, employees and affiliates, and any other person who may receive confidential information with respect to the other Party's business in connection with the Services contemplated hereunder, shall maintain as confidential this Agreement and any **Schedule A**, including, but not limited to, any terms and conditions hereof, and further agree not to disclose any terms thereof to any person or entity, other than their respective attorneys, accountants and similar agents, except as required by statute or court or administrative order, and only then with prior or concurrent written notice to the other party stating the matters disclosed and identifying to whom disclosed, certifying that such persons were notified in writing that such materials are subject to the confidentiality and nondisclosure obligations as imposed herein, except with respect to any governmental audits or investigations.

[Signature page to follow]

[Signature page to Master Services Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Master Services Agreement to be executed by the undersigned duly authorized representatives as of this 3rd day of January, 2022.

"CONTRACTOR"
IACX ENERGY LLC

Address:
5001 LBJ Freeway, Suite 300
Dallas, Texas 75244
Attention: Jeremy C. Jordan
Telephone: (972) 960-3212
Email: jeremyjordan@iacx.com

By: ______________________
Name: Jeremy Jordan
Title: SVP – Commercial

"CUSTOMER"
PROTON GREEN LLC

Address:
2000 Bering Drive
Suite 210
Houston TX 77057
Attention: Steven Looper
Telephone: (241) 226-2606
Email: sel@protongreen.com

By: ______________________

Name: Steven Looper

Title: CEO

SCHEDULE A
to
MASTER SERVICES AGREEMENT
for Services to be Provided by
IACX Energy LLC

A. Customer name:

Proton Green LLC

B. Customer address:

2000 Bering Drive
Suite 210
Houston TX 77057

C. Representative at above address:

Steven Looper
(214) 226-2606
sel@protongreen.com

1(a)(1) Product:

Pressure (PSIG):	≤3,000
Temperature (F):	< 100
Composition Helium (mole %):	At least 98%*

*Neon and/or hydrogen excluded from calculation

1(a)(2) Capacity:

Contractor's Equipment will be implemented in two phases. The Capacity of the Equipment during the initial implementation ("Phase 1") shall be at least 2.50 MMSCFD (the "Phase 1 Capacity"). Within ninety (90) days of the Commencement Date set forth in Box 2(d) below, and provided that the Phase 2 Conditions (defined below) have been met, Contractor shall deploy, install and operate additional facilities to expand the overall Capacity of the Equipment (with such expansion being referred to herein as "Phase 2"). During Phase 2 the Capacity of the Equipment shall be at least 5.00 MMSCFD (the "Phase 2 Capacity").

The conditions for Contractor's implementation of the facilities required for Phase 2 (the "Phase 2 Conditions"):

(i) Customer shall have satisfied, and continue to satisfy, the obligations of Customer set forth in Article 5.0 of the Master Services Agreement
(ii) During Phase 1, Contractor has demonstrated that the Equipment is able to achieve the Phase 1 Capacity;
(iii) Customer can demonstrate its ability to deliver at least 7.0 MMCFD of Feed meeting the Feed Gas Specifications for the duration of the Initial Schedule Term, to Contractor's reasonable satisfaction;

(iv) Customer has obtained any operating and/or emissions permits that may be required for Contractor's incremental facilities to be deployed during Phase 2; and

(v) Customer has installed, or caused to be installed, the minimum power requirements for Contractor's incremental facilities to be deployed during Phase 2 as set forth in Box 1(b)(12) below.

1(b) Scope of Supply and Responsibility[1]				
	Responsible Party			
	Contractor		**Customer**	
Description of Equipment or Service	**Supply**	**Install**[2]	**Supply**	**Install**[2]
1. Process components and compression (Phase 1 and Phase 2):				
a. All PSA system components (except rinse compressors and 2nd stage feed compressor(s) referenced below)	X			Y,Z
b. 1st stage rinse compressor(s)	X			Y,Z
c. 2nd stage feed compressor(s)	X			Y,Z
d. 2nd stage rinse compressor	X			Y,Z
e. Feed compressor(s) required to meet the minimum Feed pressure requirement set forth in Box 5(a)(vi) below (if applicable)			X	Y,Z
f. High-pressure Product (helium) compressor(s) required to compress Product to 3,000 psig	X			Y,Z
2. Pipe work (Phase 1 and Phase 2):				
a. Pipe work, valves and fittings on PSA skids	X	Y,Z		
b. Pipe work, valves and fittings between skids comprising the Equipment	X			Y,Z
c. Upstream gathering pipeline(s) and interconnections up to Contractor's inlet meter			X	Y,Z
d. Discharge tubing and piping downstream of Contractor's Product compression up to inlet connection of helium tube trailers	X			Y,Z
e. Downstream piping required for waste (CO_2) gas disposal or reinjection (if applicable)			X	Y,Z
3. Instrument, electrical & measurement (Phase 1 and Phase 2):				
a. One (1) Feed gas inlet meter (electronic flow meter)	X			Y,Z
b. Control rooms for PSA	X			Y,Z
c. Utility interconnections, brought to Site pursuant to Box 5(a) below			X	Y,Z
d. PSA skid-to-control panel interconnections	X			Y,Z
4. Mobilization/Demobilization (Phase 1 and Phase 2)				
a. Loading of Equipment at existing location(s) prior to initial transportation	X	Y		Z

(it being expressly understood that equipment comprising Contractor's Equipment may originate from multiple locations)				
b. Transportation and offloading of Equipment from existing location(s) to Site *(it being expressly understood that equipment comprising Contractor's Equipment may originate from multiple locations)*	X	Y		Z
c. Loading and return of Equipment from Site to Contractor warehouse or other specified location no farther than Contractor warehouse (Houston, TX)	X	Y		Z
5. PSA operating & maintenance manuals:	X			
6. Day to day operation of Contractor's Equipment:	X			
7. Fuel gas and/or electricity for PSA components (detailed in Box 1(b)(12) below):			X	Y,Z
8. Property damage insurance on Contractor's Equipment:	X			
9. Initial startup of the PSA and Equipment:	X			
10. Preventive maintenance related to the Equipment:	X			
11. Site preparation, pursuant to Box 5(a)(i) below:			X	Y,Z
12. PSA power supply estimates (Fuel or Electricity, as required):			X	Y,Z
a. Phase 1 (average operating loads)			X	Y,Z
i. ~180 BHP (avg) to power PSA vacuums (480V-3Ph electricity)				
ii. ~425 BHP (avg) for 1st stage rinse compressor				
iii. ~25 BHP (avg) for 2nd stage feed compressor				
iv. ~155 BHP (avg) for 2nd stage rinse compressor				
v. ~30 BHP (avg) for Product compression				
vi. ~20 BHP (avg) for instrument air and instrumentation				
b. Phase 2 (average operating loads)			X	Y,Z
i. ~300 BHP (avg) to power PSA vacuums (480V-3Ph electricity)				
ii. ~850 BHP (avg) for 1st stage rinse compressor				
iii. ~40 BHP (avg) for 2nd stage feed compressor				
iv. ~155 BHP (avg) for 2nd stage rinse compressor				
v. ~60 BHP (avg) for Product compression				
vi. ~30 BHP (avg) for instrument air and instrumentation				

13. Pre-Treatment and Other equipment (Phase 1 and Phase 2):				
a. Feed gas dehydration			X	Y,Z
b. Inlet separator and filter separator			X	Y,Z
c. Flare (if applicable)			X	Y,Z
d. Hydrogen sulfide treatment (if applicable)			X	Y,Z
e. Waste gas disposal (if applicable)			X	Y,Z
f. Radon removal and disposal (if applicable)[3]			X	Y,Z
g. Procurement and initial loading of activated carbon into radon removal vessel(s)[3]		Y	X	Z
14. Day to day operation of Customer's pre-treatment equipment referenced in Box 13 above:			X	
a. All operating costs associated with said equipment			X	Y,Z
15. Costs related to any emissions or other permitting related to Customer's or Contractor's activities at the Site (including but not limited to building codes or air permits)			X	Y,Z

Notes:

(1) With respect to the supplying of equipment set forth in the above Scope of Supply and Responsibility table: (i) any equipment supplied by Contractor pursuant to the table above shall be considered as part of Contractor's Equipment for the purposes of this Agreement and is specifically included in any performance requirements related to the Equipment provided by Contractor herein; and (ii) any equipment supplied by Customer shall not be considered part of Contractor's Equipment for the purposes of this Agreement and is specifically excluded from any performance requirements related to the Equipment provided by Contractor herein, notwithstanding whether such equipment is being operated by Contractor on a day to day basis pursuant to Box 1(b) above.

(2) With respect to installation activities and costs set forth in the above Scope of Supply and Responsibility table, "Y" indicates a party's physical responsibility related to a line item, while "Z" indicates a party's financial responsibility related to a line item.

(3) With respect to the radon removal system to be operated by Customer pursuant to Box 1(b)(13)(f) above, Contractor shall provide Customer with up to two (2) 42"-diameter pressure vessels with a maximum allowable operating pressure of 150 psig, at no cost to Customer, to be used for such radon removal system. Contractor shall also procure the activated carbon to be initially loaded into such vessel(s) on behalf of Customer and shall perform the initial loading of the activated carbon into the pressure vessel(s). Notwithstanding Contractor's procurement and loading of the activated carbon, Customer shall be responsible for the costs related thereto.

2(b) Initial Schedule Term for Services to be provided under this Schedule A: Sixty (60) months beginning on the Commencement Date set forth in Box 2(d) below.
2(c) Special termination rights, if applicable: N/A
2(d) Commencement Date:

SCHEDULE A
to
MASTER SERVICES AGREEMENT
for Services to be Provided by
IACX Energy LLC

The commencement date (the "Commencement Date") shall be the earlier of the Startup date and the date that is sixty (60) days after the date on which Contractor has provided written notice to Customer that all equipment comprising the Equipment is ready for shipment. "Startup" shall be defined as the date on which the Equipment is installed at the Site, ready for use, and Contractor is able to demonstrate its ability to receive the Feed gas from Customer.

3(a) Service Fees:

a. Service fee: During Phase 1, the monthly service fee ("Monthly Service Fee") shall be $50,000.00 per month, plus IACX's direct cost to procure, operate and maintain any compression required for the Equipment, pursuant to Box 1(b) above. Upon Contractor's installation of the Phase 2 Equipment, and continuing for the duration of the Schedule Term, the Monthly Service Fee shall be $70,000.00 per month, plus IACX's direct cost to procure, operate and maintain any compression required for the Equipment, pursuant to Box 1(b) above. All electricity or fuel costs associated with operating the Equipment shall be borne by Customer.

b. Payment terms for service fee: Customer shall pay Contractor on the first of the month, in advance, for any monthly service fees owed related to Services to be performed in such month. Customer will be billed at least fifteen (15) days in advance for such fees.

c. Mobilization Fee: Customer shall be responsible for all costs related to the installation of the Equipment, including, but not limited to, the items set forth below. No later than thirty (30) days prior to the expected mobilization of the Phase 1 Equipment to the Site, Customer shall pay Contractor US$15,000 (the "Phase 1 Mobilization Fee"), as an advance for materials and services provided by Contractor during the loading and transportation of the Phase 1 Equipment. No later than thirty (30) days prior to the expected mobilization of the Phase 2 Equipment, Customer shall pay Contractor US$15,000 (the "Phase 2 Mobilization Fee"), as an advance for materials and services provided by Contractor during the loading and transportation of the Phase 2 Equipment. Should actual costs borne by Contractor on behalf of Customer pursuant to Box 1(b) exceed the Phase 1 and/or Phase 2 Mobilization Fees, Customer will be responsible for any overages. If such actual costs borne by Contractor on behalf of Customer are less than the Phase 1 or Phase 2 Mobilization Fees, Contractor will reduce the subsequent Monthly Service Fee by the difference between the relevant Mobilization Fee and the actual costs borne by Contractor on behalf of Customer.

Mobilization/Installation Services and Related Materials to be Provided by Contractor

(1) Crane(s) for loading Equipment at IACX's location(s) prior to shipment to the Site and related materials and labor

Mobilization/Installation Services and Related Materials to be Provided by Customer

(2) In addition to other costs related to installation of Contractor's Equipment as set forth in the Agreement and this Schedule A, Customer shall expressly be responsible for (i) the provision of trucking services, (ii) the offloading of the Equipment at the Site, (iii) roustabout labor associated with installation of the Equipment at the Site, and (iv) the interconnecting piping required for the installation of the Equipment and Customer's equipment (if applicable). Customer expressly agrees to be direct-billed for any such costs.

d. Demobilization Fee: Customer agrees to pay for loading and transportation of the Equipment back to Contractor's warehouse once Contractor's service obligations have been performed under this Schedule A (the "Demobilization"). Customer will pay Contractor US$50,000, in advance, for the Demobilization (the "Demobilization Fee"). The Demobilization Fee will be due and payable thirty (30) days prior to the expiration of the Initial Schedule Term. Should actual demobilization costs borne by Contractor on behalf of Customer pursuant to this paragraph exceed the Demobilization

Fee, Customer will be responsible for any overages. If the actual demobilization costs borne by Contractor on behalf of Customer are less than the Demobilization Fee, Contractor will provide a refund to Customer for the difference.

e. Engineering/Oversight Rate for repairs or modifications to the Equipment required due to (i) changes to operating conditions outside the control of Contractor, (ii) Customer's operational practices (which shall not be inconsistent with industry practices, and, where applicable, manufacturer's specifications), (iii) problems in the production system not caused by the Equipment: One hundred (United States) dollars (US$100.00) per hour (rate does not include cost of parts required, which shall be at Customer's expense).

f. Commissioning Time: Contractor agrees to provide five (5) full days of on-site commissioning assistance related to the start-up of the Equipment during each Phase 1 and Phase 2. Should additional time on-site be required due to equipment outside of Contractor's scope, Customer will be billed US$750.00 per day plus travel and living expenses charged at cost plus 5%. If additional time (greater than 5 days) is required for commissioning due to issues with the Contractor's Equipment, no extra time will not be charged to the Customer's account.

3(c) Monthly Service Requirement (MSR):

Ninety-two percent (92.0%)

5(a)(i) Site:

Customer shall provide a Site for the Equipment, approximately two (2) acres in size. The Site shall be graded and shall consist of a rock, or crushed concrete, base. Customer shall also provide, maintain, and/or improve an access road into the Site, which shall allow for daily movement of helium tube trailers (weighing approximately 90,000 lbs), and other heavy equipment, to and from the Site. Customer shall also be responsible for bringing power (including any transformers and meters) to the Site, up to the junction box of the PSA's control room, sufficient to power the Equipment as set forth in Box 1(b)(12) above. Customer shall be responsible for bringing feed gas lines up to the inlet flange of the Equipment and also be responsible for any waste/CO_2 gas disposal lines.

5(a)(vi) Feed Gas Specifications:

Customer's Feed shall conform to the following minimum quality standards:

(a) Hydrogen Sulfide: No more than one quarter (1/4) grain of hydrogen sulfide per hundred (100) cubic feet of gas.

(b) Total Sulfur: No more than one (1) grain of total sulfur per hundred (100) cubic feet of gas.

(c) Temperature: No less than forty degrees Fahrenheit (40°F) nor more than one hundred twenty degrees Fahrenheit (120°F).

(d) Helium: No less than seven tenths of one percent (0.7%).

(e) Oxygen: No more than four hundredths of one percent (0.04%) of oxygen.

(f) Objectionable Liquids and Solids: The gas shall be free of any free liquids and solids and other potentially harmful matter and be free from dust, gums, gum-forming constituents, corrosion inhibitors, water, liquid hydrocarbons, methanol, glycols, compressor oils, chemicals, bacteria,

	anti-freeze agents or other liquid or solid matter which might become separated from gas in the course of transportation through pipelines or the PSA's inlet canister filter. (g) Mercaptans: No more than five parts per million (5 ppm) by volume. (h) Hazardous Waste: The gas shall be free from all hazardous waste as that term is defined in the resources Conservation and Recovery Act, 42 USC § 690 1, et seq of the United States. (i) Hydrocarbon Dewpoint/ Max hydrocarbons: No more than 0.1% C4+ by volume and no more than 0.05% C6+ by volume. (j) Water content: The gas shall have no more than seven (7) lb/MMcf of water vapor content. (k) Pressure: No less than seventy-five pounds per square inch gauge (75 PSIG) and no greater than one hundred twenty-five pounds per square inch gauge (125 PSIG). (m) Hydrogen: No more than one hundred parts per million (100 ppm) by volume. (n) Radon: No more than one picocurie per liter (1 pCi/L).
17(l)	**Additional Provisions:**

This Schedule A to Master Services Agreement is ACCEPTED and AGREED to this 3rd day of January, 2022.

For IACX:
IACX Energy LLC

By: [signature]
Name: Jeremy Jordan
Title: SVP – Commercial

For Customer:
Proton Green LLC

By: Steven E. Looper
Name: Steven Looper
Title: CEO